UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )
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PNM RESOURCES, INC.
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PNM Resources, Inc.
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289

PNM RESOURCES, INC.
SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 11, 2021

This proxy statement supplement, dated April 28, 2021 (the “Supplement”), supplements and amends the definitive proxy statement (the “Proxy Statement”) filed on March 30, 2021 by PNM Resources, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) relating to the annual meeting of shareholders of the Company to be held on Tuesday, May 11, 2021 at 9:00 a.m. M.D.T through a remote communication in a virtual meeting format (the “Annual Meeting”). This Supplement is being filed to correct an administrative error in the Proxy Statement that resulted in overstating the amount of Company Contributions to the Executive Savings Plan II (“ESP II”) received by two of our named executive officers in 2020.

The Proxy Statement overstated the amount of Company contributions to the respective ESP II accounts of Patricia K. Collawn, our President and Chief Executive Officer, and Ronald N. Darnell, our Senior Vice President, Public Policy, by $1,149,700 for the CEO and $83,200 for Mr. Darnell. Accordingly, the Summary Compensation Table (“SCT”) on page 52 of the Proxy Statement, the All Other Compensation Table in footnote 7 to the SCT on page 53 of the Proxy Statement, and the 2020 Non-Qualified Deferred Compensation and ESPII Company Contributions tables on page 63 of the Proxy Statement are corrected as follows to reflect the actual amounts of ESP II Company contributions received in 2020 by Ms. Collawn and Mr. Darnell:

SUMMARY COMPENSATION TABLE

(a) Name and Principal Position	(b) Year	(c) Salary ($) (1)	(d) Bonus ($) (2)	(e) Stock Awards ($) (3)	(f) Option Awards ($)	(g) Non-Equity Incentive Plan Compensation ($) (4)	(h) Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (5)	(i) All Other Compensation ($) (7)	(j) Total ($)
Patricia K. Collawn, Chairman, President and CEO	2020	951,923	1,060,875	2,255,592	—	1,676,183	—	1,892,838	7,837,411
Ronald N. Darnell, SVP, Public Policy	2020	311,615	—	229,970	—	262,748	—	212,958	1,017,291

All Other Compensation Table

Name	Payment of Officer & Management Life Premium ($)	Payment of Long-Term Disability Premium ($)	ECP and Financial Planning Amounts ($) (a)	RSP Company Contri- butions ($)	ESP II Company Contri- butions ($) (b)	Executive Physicals ($) (c)	Security ($)	All Other Compensation (Total) ($)
P. K. Collawn	8,915	1,445	36,559	39,900	1,802,135	2,488	1,396	1,892,838
R. N. Darnell	7,442	1,445	18,000	37,500	148,571	—	—	212,958

2020 NON-QUALIFIED DEFERRED COMPENSATION

(a)		(b)	(c)	(d)	(e)	(f)
Name		Executive Contributions in Last Year (2020) ($) (1)	Company Contributions in Last Year (2020) ($) (2)	Aggregate Earnings (Loss) in Last Year (2020) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year End (2020) ($)
P. K. Collawn	ESP II	286,483	1,802,135	(588,548)	—	10,850,921
R. N. Darnell	ESP II	44,620	148,571	(8,850)	—	809,907

ESP II COMPANY CONTRIBUTIONS

Name	Matching ($)	Age-Based ($)	Supplemental ($)	Total ($)
P. K. Collawn	203,463	448,972	1,149,700	1,802,135
R. N. Darnell	20,640	44,731	83,200	148,571

In addition, the CEO pay ratio reported on page 60 of the Proxy Statement is hereby corrected to reflect the actual amount of compensation received by Ms. Collawn in 2020 and reported above in the corrected SCT. As a result of the process described on pages 59-60 of the Proxy Statement under the caption CEO Pay Ratio, the CEO pay ratio was 66:1 in 2020, meaning that the CEO’s total compensation for the year ending December 31, 2020 was approximately 66 times the total compensation paid to the Company’s median employee in 2020.

Except as specifically revised by the information contained herein, this Supplement does not modify, amend or otherwise affect any of the other information set forth in the Proxy Statement. This Supplement should be read with the Proxy Statement and, from and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as supplemented, amended and revised by this Supplement.

The Proxy Statement, together with this Supplement, have been filed with the SEC and are also available for viewing at the website maintained for the Annual Meeting at www.proxyvote.com and www.pnmresources.com/asm/annual-proxy.cfm. The Company will furnish a copy of this Supplement to any shareholder by email upon request to the Company at sendmaterial@proxyvote.com or https://www.pnmresources.com/investors/shareholder-services/printed-materials.aspx.

If you have already submitted your proxy, or voted online or by telephone, you do not need to take additional action unless you wish to change your vote. Any shareholder who has already submitted a proxy for the Annual Meeting may revoke it or, if they wish to change their vote, may do so by (i) filling out the electronic proxy card at www.proxyvote.com, (ii) calling the toll-free number for telephone voting that can be found on your proxy card (1-800-690-6903), (iii) requesting a new proxy card from the Company at sendmaterial@proxyvote.com and mailing the proxy card as instructed in the Proxy Statement, or (iv) by attending and voting during the Annual Meeting by following the instructions available on the meeting website during the Annual Meeting. To be valid, your vote by Internet, telephone or mail must be received by 11:59 p.m., Eastern Time, on May 10, 2021. Detailed information regarding voting procedures, including the earlier deadline for voting shares held in the Company’s Retirement Savings Plan, can be found in the Proxy Statement.